Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Mark Engstrom)
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of July 8, 2016 (the “Effective Date”), by and between Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Mark D. Engstrom (the “Executive”).
WHEREAS, the parties had previously entered into that certain employment agreement dated as of January 1, 2013 and amended as of September 30, 2015 (the “Existing Agreement”) which set forth the employment arrangement of the Executive with the Company.
WHEREAS, the parties hereto wish to supersede and replace the Existing Agreement and enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s continued employment with the Company from and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
EMPLOYMENT AGREEMENT
This Agreement shall supersede and replace the Existing Agreement as of the Effective Date, which shall be of no further force and effect as of the Effective Date. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 11.
SECTION 2
EMPLOYMENT PERIOD
Unless earlier terminated pursuant to Section 7 hereof, the term of this Agreement and the Executive’s employment hereunder shall begin as of the Effective Date and shall conclude on the third (3rd) anniversary of the Effective Date (the “Expiration Date”). The period of the Executive’s employment under this Agreement is herein referred to as the “Employment Period.” For purposes of clarity, as provided in Section 8.7 hereof, a termination of the Executive’s employment upon or following the Expiration Date shall not constitute either a termination of the Executive’s employment by the Company without “Cause” or grounds for a termination by the Executive for “Good Reason” for purposes of this Agreement. If the Company intends to make an offer to renew this Agreement for any period beyond the Expiration Date, the Company shall use reasonable efforts to provide the Executive notice of such intention at least ninety (90) days before the Expiration Date; provided, however, that in no event shall the Company be legally obligated to provide such notice and neither the provision of such notice nor any failure to provide such notice shall create any implied obligation to renew this Agreement.
SECTION 3
POSITION AND DUTIES
3.1    Position and Duties. The Executive shall serve as an Executive Vice President—Acquisitions of the Company during the Employment Period. The title of the Executive can be reasonably adjusted by the Company during the Employment Period. The Executive shall render management services to the Company as reasonably determined by the Chief Executive Officer of the Company (the “CEO”). The Company shall provide the Executive with necessary authority and reasonable resources to discharge the Executive’s responsibilities under laws and regulations applicable to the Company and the Executive. Notwithstanding the foregoing, the Company, in the Company’s sole discretion, shall have the right to employ one or more executives at the Company with the title of “Executive Vice President — Acquisitions” or a similar title, and such executive or executives may render to the Company the same or a similar type of service as the Company contemplates on the Effective Date that the Executive would be rendering to the Company during the Employment Period.
3.2    Reporting. The Executive shall report directly to the CEO. The Executive shall not be required to take direction from or report to any other person unless otherwise directed by the CEO. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period. The Executive may, consistent with the other provisions of this Agreement and subject to pre-approval of the CEO, pursue other limited outside interests, including, but not limited to, devoting time to (A) serving on corporate, civic or charitable boards or committees, (B) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, and (C) managing the Executive’s personal investments, so long as such activities do not interfere with the full time performance of Executive’s responsibilities in accordance with this Agreement.
3.3  Regional Offices and Other Duties. The Executive shall be obligated to (a) regularly participate in in-person meetings (i) with the CEO and the other executive officers of the Company at various offices of the Company throughout the United States, (ii) with the Company’s acquisition team at each office of the Company throughout the United States, and (iii) with the Company’s acquisition prospects, health care institutions, and developers, in each case throughout the United States, and (b) travel on Company business throughout the United States approximately fifty percent (50%) of the time during the Employment Period (the “Executive’s Travel Responsibilities”).
SECTION 4
PLACE OF PERFORMANCE; TRAVEL OBLIGATIONS
During the Employment Period, the Executive’s primary resident office at the Company shall be Scottsdale, Arizona except (a) the CEO may relocate the Executive to any one of the Company’s regional or other offices upon not less than sixty (60) days prior written notice to the Executive (a “Relocation”), and (b) as may otherwise be applicable in the event of an Asset Sale or Corporate Transaction, as defined in Section 11.13. The Executive acknowledges and agrees that the Executive shall have substantial and extensive travel obligations in connection with the performance of the Executive’s duties under this Agreement, including, without limitation, the Executive’s Travel Responsibilities as set forth in Section 3.3, and as otherwise requested by the CEO, and that such travel obligations, including, without limitation, the Executive’s Travel Responsibilities, are an important and integral part of the Executive’s duties hereunder.
SECTION 5
COMPENSATION
5.1    Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be Three Hundred Seventy-Five Thousand Dollars ($375,000). The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased or decreased at any time during the Employment Period at the sole discretion of the Compensation Committee. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures in effect from time to time.
5.2    Bonus. During the Employment Period, the Executive shall be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year, with a target of 100% of the Base Salary (the “Target Bonus”). It is the intention of the parties hereto that the Company shall establish bonus parameters for the Executive with respect to each fiscal year of the Employment Period. The Executive acknowledges and agrees that the Executive’s annual bonus is not guaranteed at any level; rather, it is to be determined by the Compensation Committee, in its sole discretion, taking into account the recommendations of the CEO. The Compensation Committee shall establish the performance goals and objectives on which the Executive’s annual bonus shall be based.

5.3    Equity Compensation. The Executive has previously received equity incentive awards from the Company that are outstanding as of the Effective Date (the “Prior Grants”). The Prior Grants shall vest in the time and manner set forth in the documents evidencing such Prior Grants. The Prior Grants were made pursuant to, and shall remain subject to, the terms and conditions of the Company’s Amended and Restated 2006 Incentive Plan (the “Plan”), as in effect on the dates of such Prior Grants, and the applicable award agreement. The Executive shall continue to be eligible for equity incentive grants under the Plan, with the type, amount and terms of any such grants to be determined by the Compensation Committee in its sole discretion.
5.4    Benefits. During the Employment Period, the Executive shall be entitled to all employee benefits made available to senior executives of the Company generally, including, without limitation, group medical, dental, vision, life insurance, long-term disability insurance, retirement, pension, 401(k) savings plans and/or prescription drug plan coverage, subject to the condition that the Executive is eligible for participation in any such plans. The Company shall pay 100% of the premium cost of the Company’s health insurance coverage provided to the Executive (and the Executive’s dependents, if applicable) by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated senior executives of the Company.
5.5    Vacation; Holidays. During the Employment Period, the Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days shall be taken at a reasonable time or times. The Executive shall be entitled to four (4) weeks vacation per year in accordance with the general policies of the Company and subject to applicable law; provided, however, that accrual of vacation time is capped at a maximum of four (4) weeks and no more than one (1) week of any unused vacation may carry over from calendar year to calendar year.
5.6    Directors and Officers Insurance and Indemnification. The Company shall maintain insurance to insure the Executive against claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Executive from money damages incurred as a result of claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer or employee of the Company, or of its subsidiaries, to the fullest extent permitted under applicable law, subject to the terms of the Indemnification Agreement between the Company and the Executive dated as of December 20, 2010, as such agreement may be amended from time to time.
5.7    Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or authorized by the Executive. The Executive may, subject to prior approval by the Compensation Committee, elect that any withholding required upon any taxable event in connection with an award granted under the Plan be satisfied, in whole or in part, by withholding from any shares otherwise delivered or deliverable in respect of the award a number of shares having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Compensation Committee establishes. All such elections shall be subject to any restrictions or limitations that the Compensation Committee, in its sole discretion, deems appropriate.
5.8     Relocation Allowance. In the event of any Relocation of the Executive pursuant to Section 4, the Company shall pay the Executive a relocation allowance as the Company shall determine.
SECTION 6
EXPENSES
During the Employment Period, the Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company. During the Employment Period, the Executive shall be entitled to upgrade to “First Class” airfare for all flights over three (3) hours in duration.

SECTION 7
TERMINATION OF EMPLOYMENT
7.1    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination (as defined in Section 11.13 hereof). The Employment Period may be terminated under the following circumstances:
7.2    Death. The Executive’s employment shall terminate immediately upon the Executive’s death.
7.3    By the Company. The Company may terminate the Executive’s employment:
(i)    if the Executive shall have been unable to perform, in the opinion of a competent physician selected by the Board, any or all of the Executive’s duties hereunder, either with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”); or
(ii)    with or without Cause (as defined in Section 11.13 hereof).
7.4    By the Executive. The Executive may terminate the Executive’s employment at any time for Good Reason or without Good Reason (as defined in Section 11.13 hereof).
7.5    Return of Information. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time so demanded by the Company, all records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, contracts, sales or marketing materials, personnel information, financial information (including budgets), business and strategic plans and the like (together with all copies of such documents and things) relating to the business of the Company and its Affiliates and their predecessors which the Executive may then possess or have under the Executive’s control.
SECTION 8
COMPENSATION UPON TERMINATION
The Executive’s employment must be terminated during the Employment Period in order for the Executive to receive any payment or other benefit under this Section 8.
8.1    Death. If the Executive’s employment terminates during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, within thirty (30) days following the Date of Termination, any accrued but unpaid Base Salary through the Date of Termination, and all equity-based awards granted by the Company that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).
8.2    Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. In addition, if the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, then all equity-based awards granted by the Company that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination, and the Executive shall be entitled to the COBRA benefit provided under Section 8.6(b). The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).
8.3    By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive terminates the Executive’s employment during the Employment Period without Good Reason, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
8.4    By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Disability or death, or the Executive terminates the Executive’s employment during the Employment Period for Good Reason, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. In addition, if such termination of the Executive’s employment occurs prior to the Expiration Date, the Executive shall be entitled to the Separation Benefits (as defined in Section 8.6 on the conditions set forth therein). The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
8.5    General Release. The Executive shall execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits (the “Release”). Nothing in this Section 8 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including, without limitation, any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.
8.6    Separation Benefits. For purposes of this Agreement, “Separation Benefits” shall mean:
(a)     payment by the Company to the Executive of:

(1)
the product of (x) the Executive’s Target Bonus for the year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

(2)	a severance benefit, in the amount equal to two (2) times the Executive’s Base Salary at the rate in effect on the Date of Termination
Subject to Section 11.12 hereof, the cash payments provided in Section 8.6(a) above shall be made by the Company in a lump sum on the sixtieth (60th) day following the Date of Termination.
(b)    if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under Section 4980B (“COBRA”), of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to the Executive (or reimburse the Executive for) any applicable premium under COBRA for participation in such plans for a period of six (6) months beginning on the Date of Termination, subject to the condition that the Executive remains eligible for participation in such plans; and
(c)    all equity-based awards granted by the Company that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination.
Notwithstanding any other provisions herein to the contrary, the Executive’s receipt of the Separation Benefits shall be subject to and conditioned upon Executive’s compliance with the terms and conditions of Section 9 of this Agreement and the Executive having executed, within forty-five (45) days after the Date of Termination, the Release and such Release having not been revoked within any revocation period provided by applicable law.
8.7    Termination Upon Expiration of the Employment Period. If the Executive’s employment terminates upon or following the Expiration Date, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination, and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
8.8    Non-Compete Payment for Time Period. Upon the termination of the Executive’s employment for any reason other than the Executive’s death (whether such termination is by the Company or the Executive and whether such termination occurs before or after the Expiration Date), if the Company elects that the Executive shall be subject to the non-competition covenant following the Date of Termination as provided in Section 9.2, the Company shall pay to the Executive, in consideration for such covenant, an amount equal to sixty percent (60%) of the sum of (i) the Executive’s Base Salary at the rate in effect on the Date of Termination and (ii) the annual incentive bonus paid by the Company to the Executive for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (the “Non-Compete Payment”); provided, however, that in the case of a termination of the Executive’s employment that occurs on or after the Expiration Date, the Company shall be required to provide the Executive written notice not less than three (3) months before the Expiration Date that it will require the Executive to comply with such non-competition covenant (and, if the Company does not timely provide such notice to the Executive prior to such a termination of the Executive’s employment by the Company, the Executive will not be subject to the non-competition covenant in Section 9.2); and provided, further, that the Company may elect to reduce the number of months following the Date of Termination in the Time Period as applied to the non-competition covenant in Section 9.2, in which case (or if for any other reason such non-competition covenant does not apply following the Date of Termination) the Non-Compete Payment shall be reduced by multiplying such amount by a fraction, the numerator of which shall be the number of whole months following the Date of Termination in which such non-competition covenant applies, and the denominator of which shall be twelve (12). For the avoidance of doubt, the Company may elect to reduce to zero the number of months in the Time Period following the Date of Termination in which such non-competition covenant shall apply, in which case the Company shall not be required to make any Non-Compete Payment. The Non-Compete Payment shall be paid to the Executive in a series of monthly installments over the applicable period in which the non-competition covenant applies. In the event the Executive breaches the non-competition covenant provided in Section 9.2 or any other provision of Section 9, the Executive shall not be entitled to receive any portion of the Non-Compete Payment (and the Executive shall be required to repay to the Company in full any portion of the Non-Compete Payment paid to the Executive prior to such breach).
8.9    Supplemental Non-Compete. In addition to the non-competition covenant provided in Section 9.2, the Executive agrees that if the Executive’s employment with the Company terminates for any reason at any time on or after the Expiration Date (other than a termination by the Company for Cause or as a result of the Executive’s death), the Executive shall not be employed by or provide services to any Non-Compete Entity (as defined in Section 9.2) at any time during the period commencing on the date of such termination of the Executive’s employment and continuing through the date that is two (2) years after such termination date; provided, however, that the Company may at any time in the Company’s sole discretion provide for a shorter (but not a longer) period (such period, the “Supplemental Non-Compete Period”). During the Supplemental Non-Compete Period, all equity-based awards granted by the

Company that are outstanding and unvested on the date of such termination of the Executive’s employment shall remain outstanding and, notwithstanding any provision of the applicable award agreement or other award documentation to the contrary, shall be scheduled to vest on the last day of the Supplemental Non-Compete Period (without regard to whether the original scheduled vesting date was before or after the last day of the Supplemental Non-Compete Period), with vesting subject in each case to the Executive’s continued compliance with the Executive’s obligations under this Section 8.9 and the Executive’s other obligations under Section 9 through the last day of the Supplemental Non-Compete Period (or, if for any reason the Executive’s obligations under this Section 8.9 do not apply following the date of such termination of the Executive’s employment, such awards shall become fully vested on the date of such termination). For avoidance of doubt, if the Executive breaches the Executive’s obligations under this Section 8.9, the Executive shall not be entitled to any vesting of the Executive’s equity-based awards under this Section 8.9, and any then-unvested awards shall be forfeited to the Company without payment. Upon any vesting of the awards at the conclusion of the Supplemental Non-Compete Period pursuant to this Section 8.9, the Executive may elect to have any tax withholding obligations arising in connection with such vesting event be satisfied by a withholding of shares by the Company as contemplated by Section 5.7, and in the event it is determined that any such shares that may vest pursuant to this Section 8.9 shall be treated as taxable income to the Executive before their scheduled vesting date, the Company shall cancel the required amount of remaining unvested shares (applied on a pro-rata basis across the applicable vesting installments) in order to satisfy any withholding tax obligations for the Executive, and such shares shall no longer be held by or subject to forfeiture by the Executive. Except as otherwise set forth herein, the Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
SECTION 9
COVENANTS
9.1    Protection of Confidential Information. The Executive hereby agrees that, during the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive further agrees that, upon the Date of Termination, all Confidential Information in the Executive’s possession that is in written or other tangible form shall be returned to the Company and shall not be retained by the Executive or furnished to any third party. Notwithstanding the foregoing, this Section 9 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.
As used in this Agreement, “Confidential Information” means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by the Executive as a consequence of or through the Executive's relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to, the Company's business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement with the Company.
The Executive recognizes that because the Executive’s work for the Company will bring the Executive into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.
9.2    Non-Competition. If the Executive’s employment terminates for any reason other than due to the Executive’s death, the Executive agrees that, for the duration of the Time Limit and within the Geographical Limit (each as defined below) and, in the event of a termination of the Executive’s employment by the Company without Cause, subject to the notice requirement set forth in Section 8.8 in the case of a termination on or after the Expiration Date, the Executive shall not, either directly or indirectly or in any individual or representative capacity, promote, sell or otherwise provide products or services that are competitive with those of the Company, including, without limitation, products or services relating to the acquisition, leasing, operation or management of medical office buildings or healthcare-related facilities or similar assets (an entity that provides such products or services, a “Non-Compete Entity”), in a capacity that involves the execution of job duties or responsibilities that are the same as or similar to the job duties and responsibilities that the Executive executed on behalf of the Company (and, for the avoidance of doubt, including, without limitation, the provision of products or services to (a) Physicians Realty Trust Inc. Northstar Securities, LLC, HCP Inc., Healthcare Realty Trust Incorporated, Welltower, Inc., Ventas Inc., Duke Realty Corp., Griffin-American Healthcare REIT, or American Realty Capital Healthcare Trust, (b) any other company, entity or institution whose portfolio includes medical office buildings, (c) any Affiliates of any of the foregoing entities, or (d) any successors or assigns of any of the foregoing entities).
The term “Geographical Limit” herein shall mean the United States. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to the geographic areas of the United States wherein the Company owns assets at the time of such determination. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to the state of Arizona. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to Maricopa County, Arizona.
9.3    Non-Solicitation of Customers, Vendors and Others. The Executive agrees, for the duration of the Time Limit that the Executive, either directly or indirectly, or in any individual or representative capacity, shall not request or solicit any of the Company’s investors, prospective investors, shareholders, health care institution relationships, tenants, targeted prospective tenants, clients, business contacts, brokers, dealers, agents, customers or vendors to withdraw, curtail, cancel, or decrease the level of their business with and/or referrals to the Company or request that they do business with or provide referrals to any third party in competition with the Company.
9.4    Non-Solicitation of the Company’s Employees. The Executive agrees, for the duration of the Time Limit that the Executive, either directly or indirectly, or in any individual or representative capacity, shall not request or solicit, or assist any third party in requesting or soliciting, any of the Company’s employees to terminate the Executive’s employment with the Company or to accept employment with any third party in competition with the Company. Nothing herein shall prevent the Executive, directly or indirectly through the use of agents, employees or other representatives, from placing general advertisements in any widely-distributed media (such as newspapers and Internet postings) for employment directed at the public at large (as opposed to directed specifically at the Company’s employees) that have the effect of inducing or influencing any of the Company’s employees to terminate the Executive’s employment with the Company.
9.5    Time Limit. The term “Time Limit” shall mean during the Executive’s employment with the Company and continuing for one (1) year after the date of termination of any such employment for any reason (regardless whether such termination occurs before or after the Expiration Date), subject to the Company’s ability to reduce the Time Limit, as set forth in Section 8.8, as applied to the non-competition covenant in Section 9.2. In the event of a violation of any of the covenants contained in this Section 9, the Time Limit shall be extended by a period of time equal to that period beginning when the activities constituting the violation commenced, and ending when those activities terminated.
9.6    Reasonableness of Limitations; Severability. The Executive hereby acknowledges and agrees that the covenants and obligations made and undertaken in this Section 9 are fair and reasonable in all respects, including, without limitation, with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent the Executive from earning a livelihood. In the event that one or more of the provisions of the covenants made and undertaken in this Section 9 is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. Further, if any of the provisions of the covenants made and undertaken in this Section 9 are found to be invalid or unenforceable by a court or competent jurisdiction, such provisions shall be severed, modified or redefined by consideration of the reasonable concerns and needs of the Company such that the intent of the parties in agreeing to the provisions of this Agreement shall not be impaired and the provision in question shall be enforceable to the fullest extent permitted by applicable laws.

9.7.    Enforcement of Agreement. The parties agree that a violation by the Executive of any part of this Section 9 shall cause irreparable damage to the Company which cannot be easily and fairly quantified. For that reason, the Executive agrees that the Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction, without the necessity of posting bond, restraining any further violation of this Section 9. This remedy shall be in addition to any other rights and remedies the Company may have pursuant to this Agreement or law, including, specifically, the recovery of monetary damages, whether compensatory or punitive.
9.8    Survival. This Section 9 shall survive termination of this Agreement for any reason.
SECTION 10
SECTION 4999 OF THE CODE
10.1    Payments; Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax shall apply to such Payment.
10.2    Determination Firm; Underpayment. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
10.3    Repeal. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.
SECTION 11
MISCELLANEOUS
11.1    Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered by overnight courier, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
  (a)     If to the Company:

Healthcare Trust of America, Inc.
The Promenade, Suite 320
16435 North Scottsdale Road
Scottsdale, AZ 85254
Fax: (480) 991-0755
Attention: Chief Executive Officer
With a copy to:
O’Melveny & Myers LLP
Two Embarcadero Center
28th Floor
San Francisco, CA 94111
Fax: (415) 984-8701
Attention: Peter T. Healy, Esq.
(b)    If to the Executive:
Mark Engstrom
The Promenade, Suite 320
16435 North Scottsdale Road
Scottsdale, AZ 85254
Fax: (480) 991-0755
at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
11.2    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
11.3    Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
11.4    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.
11.5    Dispute Resolution. In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation, which mediation shall occur in Scottsdale, Arizona. Either party may commence mediation by providing to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, within thirty (30) days after the commencement of the mediation, and in scheduling the mediation proceedings. The parties shall share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.
11.6    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
11.7    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.
11.8    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
11.9    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state in which the Executive’s primary resident office is situated (but not including the choice of law rules thereof). The parties further agree that the sole and exclusive forum for litigating any disputes arising under the terms of this Agreement shall be a court of competent jurisdiction in the state in which the Executive’s primary resident office is situated.
11.10    Integrated Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There have been no offers or inducements regarding the making of this Agreement except as set out herein.
11.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
11.12    Provisions Regarding Code Section 409A.
(a)    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation shall not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by Section 11.12(c) below.
(c)    Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such Non-Exempt Deferred Compensation shall be delayed until the earlier of (i) thirty (30) days following the Executive’s death, or (ii) the first day of the seventh month following the Executive’s separation from service.
(d)    Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited.
(e)    If the Executive (or the Executive’s spouse or eligible dependents) is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, but not limited to, those expenses provided in Sections 5, 6 and 11, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement, including, but not limited to, those provided in Sections 5 and 6, shall be subject to liquidation or exchange for another benefit.
11.13    Definitions
“Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Asset Sale” means the sale or other disposition of all or substantially all of the Company’s assets for cash or other consideration, unless such Asset Sale is a Non-Qualifying Transaction (as defined herein).
“Board” means the board of directors of the Company.
“Cause” means: (i) the Executive’s conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude; (ii) the Executive’s intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates, as reasonably determined by the Board; (iii) the Executive’s substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the CEO, if such failure is not cured within ten (10) days after the Executive receives written notice thereof from the Company; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties which materially injures the Company or its reputation; (v) the Executive’s willful breach of the material covenants of this Agreement; (vi) the Executive’s failure to complete a Relocation if requested pursuant to Section 4, or to satisfy the Executive’s substantial travel obligations on behalf of the Company, including, without limitation, the Executive’s Travel Responsibilities as set forth in Sections 3.3 and 4, in furtherance of satisfying the Executive’s duties under this Agreement; or (vii) the Executive’s failure to achieve performance goals established for the Executive in the Company’s annual business plan as approved by the Board, such goals may be adjusted by the Compensation Committee in its discretion from time to time upon written notice to the Executive, taking into account the recommendations of the CEO, upward or downward to reflect market conditions, market opportunities and any other changes in circumstances as the Compensation Committee may determine to be appropriate.
“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Transaction” means the consummation of a merger, consolidation, statutory share exchange, stock purchase or similar form of corporate transaction involving the Company that provides the Company’s stockholders with a combination of cash and/or securities of a company that are traded on a National Securities Exchange, unless such Corporate Transaction is a Non-Qualifying Transaction (as defined herein).
“Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period, either by the Company or the Executive, for any other reason, the date specified in the Notice of Termination; or (v) if the Executive’s employment is terminated by reason of expiration of the Employment Period by its terms, the date on which the Employment Period expires by its terms.
“Good Reason” means, in the absence of the written consent of the Executive: (i) except in connection with a material decrease in the business of the Company, a diminution in the Executive’s Base Salary in excess of thirty percent (30%), or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, any failure by the Company to comply with and satisfy Section 11.4 of this Agreement; provided, however, that the Executive expressly acknowledges and agrees that the Company shall have the right to hire one or more executives during the Employment Period with the title of “Executive Vice President” or “Executive Vice President - Acquisitions” or a similar title (including individuals who report directly to the CEO) and that the hiring of any such executive or executives shall not constitute a breach by the Company of this Agreement or otherwise provide grounds for a Good Reason termination hereunder by the Executive. Notwithstanding the foregoing, (A) the Executive shall notify the Company in writing of any event or condition claimed to constitute Good Reason under this paragraph within thirty (30) days of the initial existence of such event or condition, (B) the Company shall have thirty (30) days after receipt of such notice from the Executive to cure such initial event or condition, and (C) the Executive must separate from service with the Company within ninety (90) days following the initial existence of such event or condition.
“National Securities Exchange” means (i) the New York Stock Exchange, NYSE Amex Equities, or the Global Market or the Global Select Market of the NASDAQ Stock Market (or any successor to such entities), or (ii) a national securities exchange (or tier or segment thereof) that has listing standards that the Securities and Exchange Commission has determined by rule are substantially similar to the listing standards applicable to securities described in Section 18(b)(1)(A) of the Securities Act.
“Non-Qualifying Transaction” means, with respect to a Corporate Transaction or an Asset Sale, immediately following such Corporate Transaction or Asset Sale: (A) all or substantially all of the individuals and entities who were the “beneficial owners” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), respectively, of the outstanding Company Common Stock and the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”) immediately prior to such Corporate Transaction or Asset Sale, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction or Asset Sale, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the “beneficial owner,” directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Corporate Transaction or Asset Sale. For purposes of this definition, “Incumbent Directors” means, during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the Effective Date.

“COMPANY”

HEALTHCARE TRUST OF AMERICA, INC.,
A Maryland corporation

By:	/s/ Scott D. Peters

Name:	Scott D. Peters
Title:	Chief Executive Officer, President and Chairman

“EXECUTIVE”

/s/ Mark D. Engstrom

Mark D. Engstrom